Exhibit 99

MEDIA CONTACT:

Peggy A. Palter

(847) 286-8361

FOR IMMEDIATE RELEASE:

October 19, 2000

SEARS REPORTS THIRD QUARTER 2000 EARNINGS

17 Percent Earnings Per Share Increase on Strength of Credit Business

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE: S) reported third-quarter 2000 net income of $278 million, or $0.81 per share, compared with reported 1999 third-quarter net income of $236 million, or $0.62 per share, an increase of 31 percent on a per share basis. Third-quarter 1999 earnings included a non-comparable charge of $29 million, or $0.07 per share, related to a charge for staff reductions and the exit of certain automotive retail markets. Excluding the prior period non-comparable it s per share of $0.81 is 17 percent higher than 1999 third quarter earnings per share of $0.69.

The increase in earnings per share was primarily due to the continuing strength of the credit business coupled with the company's share repurchase program. Credit operating income increased by 21.8 percent primarily due to substantial reductions in selling and administrative expense. Excluding 1999 non-comparable items, retail operating income increased by 2.3 percent as solid sales gains and continued selling and administrative expense leverage were offset by gross margin pressures in softlines. Improve re partially offset by higher corporate expenses and lower operating income in the international and services segments. The company repurchased 6.4 million shares during the quarter.

"Our credit business contributed very strong growth in operating income," said President and Chief Executive Officer Alan J. Lacy. "We are pleased with the quality of our credit portfolio and our on-going productivity improvements. Retail results reflect strong sales performance across several important businesses and investments in new retail growth initiatives such as The Great Indoors."

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SEARS/ADD ONE

For the first nine months of 2000, net income was $901 million or $2.57 per share, compared with $713 million or $1.86 per share for the prior year period, an increase of 38 percent on a per share basis. The year-ago period included a non-comparable charge of $29 million, or $0.07 per share. Excluding this non-comparable item, earnings per share increased 33 percent on a per share basis over the prior year period.

Revenues

Revenues for the third quarter of 2000 increased 4.7 percent to $9.63 billion, compared with $9.20 billion for the same period a year ago. The revenue increase was primarily due to improvements in Sears full-line stores and Sears Canada. Domestic comparable store sales increased 3.5 percent.

"In the third quarter, sales increases in appliances, electronics, lawn and garden, and sporting goods were strong," said Lacy. "In softgoods, footwear, fine jewelry, and cosmetics and fragrances also delivered strong growth but, consistent with difficult industry trends, were offset by soft apparel results. Sears Tire Group, dealer stores and The Great Indoors also posted strong sales performance for the quarter."

Sears Canada's revenue increased 6.9 percent, to $1.02 billion in the third quarter of 2000, due to new store openings and solid comparable store sales growth in its full-line retail stores. Third quarter domestic credit revenues increased 1.4 percent from a year ago, to $999 million. Revenues in the services segment, which include Sears Home Services and Sears Direct Response businesses, were $710 million in the quarter, roughly flat with a year ago.

All revenue amounts reflect the application of SEC Staff Accounting Bulletin 101 (SAB 101), which affected the classification of revenue and related costs of licensed businesses. There was no effect on operating income related to the implementation of SAB 101.

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SEARS/ADD TWO

Gross margin and selling and administrative costs

Consolidated gross margin as a percent of merchandise sales and services was 25.6 percent in the third quarter of 2000 compared with 26.5 percent in the comparable 1999 period. Both domestic and international margins declined. The decline in domestic retail margins is due to an increase in apparel markdown activity and a higher mix of hardlines products.

Selling and administrative expense as a percentage of total revenues was 21.9 percent in the third quarter of 2000 compared to 22.5 percent in the prior year period. The improvement reflects selling and administrative expense leverage in the credit and retail segments, partially offset by Sears Canada's integration expenses for Eatons and higher corporate expenses.

Provision for uncollectible accounts

In the third quarter of 2000, the consolidated provision for uncollectible accounts was $200 million, a 5 percent increase from $190 million in the third quarter of 1999. The domestic allowance for uncollectible accounts decreased to $624 million from $725 million at year-end 1999 and the first two quarters of 2000. The decrease in the allowance is primarily due to the transfer of $2.4 billion of receivables to the securitization Master Trust. The transferred receivables and the related allowance e been reclassified on the balance sheet to retained interest in transferred credit card receivables.

Sears, Roebuck and Co. is a leading retailer of apparel, home and automotive products and services, with annual revenue of nearly $40 billion. The company serves families across the United States through approximately 860 full-line department stores, more than 2,100 specialized retail locations, and a variety of online offerings accessible through the company's Web site, www.sears.com. Sears, Roebuck and Co. owns a majority stake in Sears Canada.

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SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME

	For the 13 Weeks Ended			For the 39 Weeks Ended
	Sept. 30, 2000 and Oct. 2, 1999			Sept. 30, 2000 and Oct. 2, 1999
(millions, except earnings per share)	2000	1999 *	% Change	2000	1999 *	% Change

Revenues
Merchandise and services	$ 8,561	$ 8,150	5.0%	$ 25,365	$ 24,277	4.5%
Credit revenues	1,066	1,048	1.7%	3,311	3,213	3.1%
Total revenues	9,627	9,198	4.7%	28,676	27,490	4.3%

Costs and expenses
Cost of sales, buying and occupancy	6,369	5,993	6.3%	18,844	17,922	5.1%
Selling and administrative	2,105	2,073	1.5%	6,171	6,050	2.0%
Depreciation and amortization	205	205	0.0%	624	629	-0.8%
Provision for uncollectible accounts	200	190	5.3%	660	696	-5.2%
Interest	305	308	-1.0%	931	955	-2.5%
Restructuring charge	0	46	-100.0%	0	46	-100.0%
Total costs and expenses	9,184	8,815	4.2%	27,230	26,298	3.5%

Operating income	443	383	15.7%	1,446	1,192	21.3%
Other income, net	1	15	-	7	1	-

Income before income taxes and
minority interest	444	398	11.6%	1,453	1,193	21.8%

Income taxes	(159)	(151)	5.3%	(531)	(452)	17.5%

Minority interest	(7)	(11)	-36.4%	(21)	(28)	-25.0%

Net income	$ 278	$ 236	17.8%	$ 901	$ 713	26.4%

Earnings per share:

Basic	$ 0.82	$ 0.62	32.3%	$ 2.58	$ 1.87	38.0%

Diluted	$ 0.81	$ 0.62	30.6%	$ 2.57	$ 1.86	38.2%

Average common and dilutive common
equivalent shares outstanding	341.8	381.5		350.1	383.4

*

1999 amounts restated to reflect licensed business operations under SEC Staff Accounting Bulletin No. 101 (SAB 101). The restatement reclassified amounts within the statement of income but did not affect operating income or net income.

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION

(millions, except number of stores)
		For the 13 Weeks Ended			For the 39 Weeks Ended
		Sept. 30, 2000 and Oct. 2, 1999			Sept. 30, 2000 and Oct. 2, 1999
		2000	1999	% Change	2000	1999	% Change
Total Revenues:
Retail		$ 6,898	$ 6,550	5.3%	$ 20,501	$ 19,681	4.2%
Services		710	709	0.1%	2,065	2,092	-1.3%
Credit		999	985	1.4%	3,103	3,021	2.7%
International		1,020	954	6.9%	3,007	2,696	11.5%
Total revenues		$ 9,627	$ 9,198	4.7%	$ 28,676	$ 27,490	4.3%

Operating income as reported:
Retail		$ 44	$ 18	144.4%	$ 237	$ 122	94.3%
Services		80	87	-8.0%	244	256	-4.7%
Credit		385	316	21.8%	1,165	926	25.8%
Corporate		(87)	(77)	13.0%	(269)	(213)	26.3%
International		21	39	-46.2%	69	101	-31.7%
Total operating income		$ 443	$ 383	15.7%	$ 1,446	$ 1,192	21.3%

Operating income excluding noncomparable items:
Retail		$ 44	$ 43	2.3%	$ 237	$ 147	61.2%
Services		80	87	-8.0%	244	256	-4.7%
Credit		385	316	21.8%	1,165	926	25.8%
Corporate		(87)	(56)	55.4%	(269)	(192)	40.1%
International		21	39	-46.2%	69	101	-31.7%
Total operating income		$ 443	$ 429	3.3%	$ 1,446	$ 1,238	16.8%

		Sept. 30,	Oct. 2,
		2000	1999

Domestic inventories	-LIFO	$ 5,604	$ 4,940
	-FIFO	$ 6,230	$ 5,639

		For the 13 Weeks Ended			For the 39 Weeks Ended
		Sept. 30, 2000 and Oct. 2, 1999			Sept. 30, 2000 and Oct. 2, 1999

Pretax LIFO charge		$ 6	$ 6		$ 30	$ 30

		Jan. 1,			Sept. 30,
Domestic retail stores:		2000	Opened	Closed	2000
Full-line stores		858	9	(5)	862
Specialty formats		2,153	74	(47)	2,180
Total		3,011	83	(52)	3,042

Gross square feet		146.4	1.8	(1.0)	147.2

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - CREDIT SEGMENT
(millions)

The following credit information relates to the domestic managed portfolio of credit card receivables which is comprised of on-book credit card receivables, credit card receivables underlying retained interest securities and securities which have been sold to third parties. The effective financing rate is based on both domestic on-book debt of the company and securitization interest of the Sears Master Trust.

	For the 13 Weeks ended		For the 39 Weeks Ended
	Sept. 30, 2000 and Oct. 2, 1999		Sept. 30, 2000 and Oct. 2, 1999
	2000	1999	2000	1999
Average domestic credit card receivables:
Managed credit card receivables	$ 25,453	$ 25,992	$ 25,655	$ 26,707
Securitized balances sold	(6,840)	(6,313)	(6,540)	(6,458)
Retained interest in transferred
credit card receivables	(3,673)	(3,553)	(3,293)	(3,882)
Owned credit card receivables	$ 14,940	$ 16,126	$ 15,822	$ 16,367

	Sept. 30,	Oct. 2,
	2000	1999
Ending domestic credit card receivables:
Managed credit card receivables	$ 25,726	$ 25,810
Securitized balances sold	(7,054)	(6,499)
Retained interest in transferred
credit card receivables	(3,741)	(3,153)
Other receivables	49	50
Owned credit card receivables	$ 14,980	$ 16,208

	For the 13 Weeks ended		For the 39 Weeks Ended
	Sept. 30, 2000 and Oct. 2, 1999		Sept. 30, 2000 and Oct. 2, 1999
Domestic managed credit card receivables-	2000	1999	2000	1999
Net interest margin:
Portfolio yield	19.70%	19.32%	19.86%	19.50%
Effective financing rate	5.97%	5.80%	5.92%	5.75%
Net interest margin	13.73%	13.52%	13.94%	13.75%

Domestic managed net charge-off rate (1)	4.97%	6.39%	5.24%	6.85%

	2000			1999
	Sep. 30, 2000	July 1, 2000	Apr. 1, 2000	Jan. 1, 2000	Oct. 2, 1999

Domestic managed credit card receivables-
Delinquency rate	7.47%	7.15%	7.20%	7.58%	7.57%

Allowance for uncollectible accounts	$ 624	$ 725	$ 725	$ 725	$ 773

Allowance % of domestic owned credit
card receivables	4.18%	4.46%	4.48%	4.26%	4.78%

(1) The 1999 domestic managed net charge-off rate includes all of the accounts in the domestic portfolio. Twelve percent of the accounts were converted to the new Total Systems Services, Inc. ("TSYS") account processing system in October 1998, 38% were converted in March 1999, and 50% were converted in April 1999. Balances are generally charged-off earlier under the TSYS system than under the proprietary system. For a description of the anticipated effects of the TSYS convers

SEARS, ROEBUCK AND CO.
CONSOLIDATED BALANCE SHEET

(millions)
	September 30,	October 2,	January 1,
	2000	1999	2000
Assets
Current Assets
Cash and cash equivalents	$ 497	$ 281	$ 729
Retained interest in transferred credit card receivables	3,741	3,153	3,144
Credit card receivables, net	15,899	16,879	18,033
Other receivables	406	356	404
Merchandise inventories	6,323	5,556	5,069
Prepaid expenses and deferred charges	613	609	579
Deferred income taxes	651	600	709
Total current assets	28,130	27,434	28,667

Property and equipment, net	6,391	6,415	6,450
Deferred income taxes	352	517	367
Other assets	1,477	1,510	1,470
Total assets	$ 36,350	$ 35,876	$ 36,954

Liabilities
Current liabilities
Short-term borrowings	$ 4,238	$ 3,393	$ 2,989
Current portion of long-term debt and capitalized leases	2,490	1,393	2,165
Accounts payable and other liabilities	6,736	6,443	6,992
Unearned revenues	1,049	940	971
Other taxes	436	452	584
Total current liabilities	14,949	12,621	13,701

Long-term debt and capitalized leases	11,523	13,245	12,884
Postretirement benefits	2,017	2,216	2,180
Minority interest and other liabilities	1,420	1,465	1,350
Total liabilities	29,909	29,547	30,115

Commitments and Contingent Liabilities

Shareholders' Equity
Common shares	323	323	323
Capital in excess of par value	3,540	3,563	3,554
Retained income	6,613	5,297	5,952
Treasury stock - at cost	(3,620)	(2,316)	(2,569)
Deferred ESOP expense	(105)	(154)	(134)
Accumulated other comprehensive income	(310)	(384)	(287)
Total shareholders' equity	6,441	6,329	6,839

Total liabilities and shareholders' equity	$ 36,350	$ 35,876	$ 36,954

Total common shares outstanding	336.7	377.7	369.1